Exhibit 10.8

Named Executive Officer Salary and Bonus Arrangements for 2005

       Base Salaries

       The base salaries for 2005 for the executive officers (the "named executive officers") of Great Southern Bancorp, Inc. (the "Company") and Great Southern Bank (the "Bank") who will be named in the compensation table that will appear in the Company's upcoming 2005 annual meeting proxy statement are as follows:

Name and Title	Base Salary

William V. Turner Chairman of the Board of the Company and the Bank	$200,000(1)

Joseph W. Turner President and Chief Executive Officer of the Company and the Bank	$215,000

Rex A. Copeland Treasurer of the Company and Senior Vice President and Chief Financial Officer of the Bank	$160,000

Steven G. Mitchem Senior Vice President and Chief Lending Officer of the Bank	$160,000

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(1) During 2005, William V. Turner will also receive payments of salary previously deferred totaling approximately $25,000.

       Description of Bonus Arrangements

       In conjunction with the increase in his base annual salary from $188,000 to $200,000, William V. Turner waived his right to receive the annual cash bonus provided for in his employment agreement (one-half of one percent of the Company's pre-tax net income); these changes will result in his 2005 compensation being approximately $187,000 less than his 2004 compensation. For 2005, the annual cash bonus payable to Joseph W. Turner under his employment agreement was increased from one-half of one percent of the Company's pre-tax net income to three-fourths of one percent of the Company's pre-tax net income. For 2005, as for 2004, each of Messrs. Copeland and Mitchem, along with the other executive officers of the Company and the Bank, will be eligible for a cash bonus of up to 15% of base annual salary, with one half of this possible bonus payable if the Company achieves targeted growth in earnings per share for 2005 and one-half of the possible bonus awarded based on individual performance in 2005. For 2005, as for 2004, in addition to the bonus to which he is entitled under his employment agreement, Joseph W. Turner will again be eligible for a discretionary bonus for individual performance.